Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-239315	Guaranteed Accumulation Account
S-3	333-224087	Voya Select Rate
S-3	333-224092	Voya Select Multi-Index 5 & 7
S-3	333-224126	Multi-Rate Annuity
S-3	333-224127	Guaranteed Account
S-3	333-224128	Multi-Rate Annuity
S-3	333-224125	Guaranteed Account

of our reports dated March 16, 2021, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Antonio, Texas
March 16, 2021